FIRST AMENDMENT AND WAIVER TO
AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT AND WAIVER (the “Amendment”) entered into as of August 6, 2014 by and between CPI AEROSTRUCTURES, INC. (the “Borrower”), and SANTANDER BANK, N.A., formerly known as Sovereign Bank, N.A. , a national banking association, as Sole Arranger, Agent, a Lender and Swap Provider, VALLEY NATIONAL BANK, a national bank, as a Lender, and the other financial institutions from time to time parties thereto as lenders (collectively, the “Lender”), SANTANDER BANK, N.A., formerly known as Sovereign Bank, N.A, a national banking association, as administrative agent and collateral agent for the Lender thereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent”).

WHEREAS, the Borrower, the Agent and the Lender are parties to that Amended and Restated Credit Agreement dated as of December 5, 2012, as same may be hereafter amended and modified (the “Agreement”); and

WHEREAS, the Borrower has requested that the Agent and the Lender (i) amend certain provisions of the Agreement, and (ii) waive certain covenant non-compliance under the Agreement; and

WHEREAS, the Agent and the Lender is willing to accede to such request to (i) amend certain terms of the Agreement, and (ii) waive certain covenant non-compliance under the Agreement, in each case subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms used herein, unless otherwise defined herein, have the same meanings provided therefor in the Agreement.

2. Subject to the terms and conditions hereof, the Agreement is hereby amended as follows:

(A) The Agreement is amended by adding the following definition of “A-10 Contract Reimbursement Payment” thereto as follows:

“A-10 Contract Reimbursement Payment”: shall mean any modification, contract reduction, contract reimbursement, penalty, refund or damage payments or other similar fees, damages, refunds or other amounts payable in connection with the foregoing, including (without limitation) any related income tax refund in connection therewith, in each case with respect to or derived from the modification and adjustment of the 2008 contract with The Boeing Company with respect to the Boeing A-10 Wing Replacement Program.”

(B)           The definitions of “Contract Termination Payment” and “EBITDA” are amended by deleting same and substituting the following therefor:

““Contract Termination Payment”: shall mean any termination, cancellation, rejection or similar fee or amount received by Borrower upon any early termination, cancellation, rejection, expiration or inability to agree with respect to any Designated Contract or any damages or other amounts received by Borrower for the foregoing.  A A-10 Contract Reimbursement Payment shall be deemed to not constitute a Contract Termination Payment.”

““EBITDA”:  means, at any date of determination, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period), and (iii) the sum of all A-10 Contract Reimbursement Payments and Contract Termination Payments.”

(C)           Section 2.3 of the Agreement is amended by deleting same and substituting the following therefor:

“2.3  Repayment of Revolving Credit Loans.  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender (whether made before or after the termination or expiration of the Revolving Credit Commitments) on the Revolving Credit Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement, including, without limitation Section (g) of Section 3.1.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 3.1.  Notwithstanding the foregoing, within one (1) Business Day of Borrower’s receipt of each A-10 Contract Reimbursement Payment (if any), Borrower shall then prepay the Revolving Credit Loans in the principal amount equal to one hundred (100%) percent of the net proceeds (less any amounts due to subcontractors related to the Boeing A-10 Wing Replacement Program) of each A-10 Contract Reimbursement Payment plus all accrued and unpaid interest through the date of prepayment.  Each Revolving Lender shall receive its Revolving Credit Commitment Percentage of each installment of principal paid under the Revolving Credit Loans.”

(D)           Section 3.4(h) of the Agreement is amended by deleting same and substituting the following therefor:

“(h) Upon Borrower’s receipt of (i) each Contract Termination Payment (if any), Borrower shall comply with the prepayment or cash security provisions of Section 2.7; and (ii) each A-10 Contract Reimbursement Payment (if any), Borrower shall comply with the prepayment provisions of Section 2.3.”

(E)           Except as amended herein, all other provisions of the Agreement and the Loan Documents shall remain in full force and effect, and are hereby ratified.

3.           The Lender and the Borrower agree that as of August 4, 2014, the aggregate outstanding principal amount of:   (i) the Revolving Credit Loans as evidenced by each Revolving Credit Note is $28,850,000.00, (ii) the First Term Loan as evidenced by each First Term Loan Note is $2,400,000.00.

4.           The Borrower hereby represents and warrants to the Lender that:

(a)           Each and every of the representations and warranties set forth in the Agreement is true as of the date hereof and with the same effect as though made on the date hereof, and is hereby incorporated herein in full by reference as if fully restated herein in its entirety; provided, however, that the September 30, 2012 date in Sections 4.1 and 4.2 shall be deemed to be June 30, 2014.

(b)           No Default or Event of Default and no event or condition which, with the giving of notice or lapse of time or both, would constitute such a Default or Event of Default, now exists or would exist after giving effect hereto.

(c)           There are no defenses or offsets to the Borrower’s obligations under the Agreement, the Notes or the Loan Documents or any of the other agreements in favor of the Lender referred to in the Agreement.

(d)           The WHEREAS clauses set forth hereinabove are true and correct.

5.           Non-compliance by the Borrower with the following covenant, for the following fiscal period(s) ended on the date(s) set forth below, is hereby waived by the Agent and the Lender, solely to the extent and subject to the facts and terms and for the period(s) set forth below:

(a) Section 7.1 (c) of the Agreement, Minimum Net Income, which should have been at least $1 as of the end of the fiscal quarter ended on June 30, 2014, but was actually a loss of $(29,691,952.00) as of the end of such fiscal quarter.

6.           It is expressly understood and agreed that all collateral security for the Loans and other extensions of credit set forth in the Agreement prior to the amendment provided for herein is and shall continue to be collateral security for the Loans and other extensions of credit provided in the Agreement as herein amended, including (without limitation) Borrower’s obligations under the Master Agreement.  Without limiting the generality of the foregoing, the Borrower hereby absolutely and unconditionally confirms that each Loan Document, document and instrument executed by the Borrower pursuant to the Agreement continues in full force and effect, is ratified and confirmed and is and shall continue to be applicable to the Agreement (as herein amended).

7.           The amendments and waivers set forth herein are limited precisely as written, based on the facts disclosed in writing to the Lender, for the periods stated and shall not be deemed to (a) be a consent to or a waiver of, or future waiver of any further violation or non-compliance with any of the indicated covenants or any other term or condition of the Agreement or any of the documents referred to therein, or (b) prejudice any right or rights which the Lender may now have or may have in the future under or in connection with the Agreement or any documents referred to therein.  Whenever the Agreement is referred to in the Amendment or any of the instruments, agreements or other documents or papers executed and delivered in connection therewith, it shall be deemed to mean the Agreement as modified by this Amendment.

8.           The Borrower agrees to pay on demand, and the Agent may charge any deposit or loan account(s) of the Borrower, all expenses (including reasonable attorney’s fees) incurred by the Lender in connection with the negotiation and preparation of the Agreement as amended hereby.

9.           This Amendment shall become effective on such date as all of the following conditions shall be satisfied retroactive to the date hereof:

(a) The Agent shall have received four (4) executed, original counterparts of this Amendment.

(b) The Agent shall have received executed counterparts of any action (in form and substance satisfactory to the Agent and its counsel) taken by the Borrower to authorize the execution, delivery and performance of this Amendment and such other documents as the Lender or its counsel may require.

(c) Payment by the Borrower of Lender’s Amendment and Waiver fee in the amount of $18,700.00, together with all out of pocket costs, expenses and reasonable attorneys’ fees incurred by the Agent in connection with this Amendment and the related documents.

10.           This Amendment is dated as of the date set forth in the first paragraph hereof and shall be effective (after satisfaction of the conditions set forth in paragraph 9 above) on the date of execution by the Agent and the Lender, retroactive to such date.

11.           This Amendment may be executed in counterparts, each of which shall constitute an original, and each of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

CPI AEROSTRUCTURES, INC.,
as Borrower

By: /s/ Vincent Palazzolo
      Vincent Palazzolo
      Chief Financial Officer

SANTANDER BANK, N.A.,
as Arranger, Agent, Lender and Swap Provider

By: /s/ Christine Gerula
                                                                                                                     Christine Gerula
     Senior Vice President

VALLEY NATIONAL BANK,
as Lender

By: /s/ Steven Levi
                                                                                                                      Name: Steven Levi
     Title: Vice President